Exhibit 5.2

May 10, 2024

NeuroSense Therapeutics Ltd.

11 HaMenofim Street, Building B
Herzliya 4672562 Israel

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form F-1 (as amended to date, the “Registration Statement”) filed by NeuroSense Therapeutics Ltd., an Israeli company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale under the Registration Statement (i) up to 2,980,000 (the “Investor Shares”) of the Company’s ordinary shares, no par value (the “Ordinary Shares”) issuable upon exercise of the Warrants (as defined below) by the selling shareholder identified in the Registration Statement, (ii) the resale of 2,980,000 warrants issued to the selling shareholder identified in the Registration Statement, each representing the right to purchase one Ordinary Share (the “Warrants”), and (iii) the resale of 70,964 Ordinary Shares (the “PA Shares and together with the Investor Shares and Warrants, the “Securities”) issued to the selling shareholder identified in the Registration Statement. The Investor Shares and Warrants were issued pursuant to a securities purchase agreement, dated April 10, 2024 (the “Securities Purchase Agreement”) by and between the Company and the purchaser set forth therein. The PA Shares were issued pursuant to a placement agent agreement, dated April 10, 2024, and related side letter by and between the Company and the placement agent set forth therein (the “Placement Agent Agreement”).

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined the Registration Statement, the Securities Purchase Agreement, a specimen Warrant certificate in the form of Exhibit 4.16 to the Registration Statement, the Placement Agent Agreement and have also examined and relied upon minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the articles of association of the Company, as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion. Because the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law.

We have assumed further that the Securities Purchase Agreement and Placement Agent Agreement have been duly authorized, executed and delivered by the Company and the applicable selling shareholder and constitute the valid and binding obligations of the selling shareholders enforceable against them in accordance with their respective terms. We have assumed further that the Company has duly authorized the Securities. We have assumed further that the Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power, authority and legal right to issue the Securities.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. You are separately reviewing an opinion from Goldfarb, Gross, Seligman & Co. with respect to the corporate proceedings and due authorization relating to the issuance of the Securities under Israeli law. For purposes of our opinion, we have assumed that the Securities have been duly authorized and that the Investor Shares, PA Shares and the Ordinary Shares underlying the Warrants have been duly and validly issued, fully paid and non-assessable.

Greenberg Traurig, P.A. | Attorneys at Law Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010
www.gtlaw.com

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, the Warrants, insofar as they are governed by the law of the State of New York, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect). In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by holders of the Warrants currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in any Registration Statement pursuant to Rule 462(b) under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Greenberg Traurig, P.A.
Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010
www.gtlaw.com